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                                                                      EXHIBIT 11


                               FTP SOFTWARE, INC.
           WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE
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


                                               THREE MONTHS      NINE MONTHS
                                                   ENDED            ENDED
                                               ----------------  -----------

FOR THE PERIOD ENDED SEPTEMBER 30, 1996:
 Common stock outstanding, beginning of period 26,967,104 26,506,729 Weighted average common stock issued
  during the period ended September 30, 1996        5,045,542     2,138,445
                                                 ------------   -----------
 Weighted average shares of common stock
  outstanding                                      32,012,646    28,645,174
                                                 ============   ===========

FOR THE PERIOD ENDED SEPTEMBER 30, 1995:
 Common stock outstanding, beginning of period     24,952,915    23,344,122

 Weighted average common stock issued
  during the period ended September 30, 1995          611,024     1,401,838

 Weighted average common stock equivalents          3,668,011     4,815,773

 Weighted average treasury shares acquired
  using the treasury stock method                  (1,179,300)   (1,265,120)
                                                 ------------   -----------
 Weighted average shares of common
  stock outstanding                                28,052,650    28,296,613
                                                 ============   ===========

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          For the three- and nine-months periods ended September 30, 1996 and
1995 there was no material difference between the computation of fully diluted and primary weighted average shares of common stock outstanding.